Exhibit 99.1

Kemper Corporation 200 East Randolph Street Suite 3300 Chicago, IL 60601

Press Release

Kemper Prices $150 Million Fixed-Rate Reset Junior Subordinated Debentures Offering

CHICAGO, March 3, 2022 – Kemper Corporation (“Kemper”) (NYSE: KMPR) announced today that it has priced a registered offering of $150 million of 5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062.

Kemper intends to use the net proceeds from this offering for general corporate purposes, which may include ordinary course working capital and investments in other business opportunities, including acquisitions, and to pay related fees and expenses.

Kemper anticipates that the offering will close on March 10, 2022, subject to the satisfaction of customary closing conditions.

Wells Fargo Securities, LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as joint book-running managers for the transaction.

The offering is being made pursuant to an effective shelf registration statement previously filed by Kemper with the Securities and Exchange Commission (the “SEC”) and only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained on the SEC’s website at www.sec.gov or by contacting Wells Fargo Securities, LLC, Tel: +-800-645-3751, Email: wfscustomerservice@wellsfargo.com; BofA Securities, Inc., Tel: 1-800-294-1322, Email: dg.prospectus_requests@bofa.com or Morgan Stanley & Co. LLC, Tel: 1-866-718-1649.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any state or other jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains forward-looking statements that represent our current judgment about possible future events. Kemper cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. A list and description of these factors (all of which risks may be amplified by the COVID-19 pandemic) can be found in our Annual Report on Form 10-K and certain subsequent filings we make with the SEC. We caution readers not to place undue reliance on forward-looking statements. Forward-looking statements are only as of the date they are made, and Kemper undertakes no duty to update its forward-looking statements except as required by law.

About Kemper

The Kemper (NYSE: KMPR) family of companies is one of the nation’s leading specialized insurers. With nearly $14.9 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.5 million policies, is represented by approximately 35,400 agents and brokers, and has approximately 10,300 associates dedicated to meeting the ever-changing needs of its customers.

News Media: Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com

Investors: Karen Guerra, 312.661.4930, kguerra@kemper.com